Exhibit 10.2

Bay Colony Corporate Center

1050 Winter Street, Waltham, MA

Fifth Amendment to Office Lease

This Fifth Amendment to Office Lease (this “Amendment”‘) is made as of July 3, 2008 (the “Effective Date”), by and between (i) BCCC Property LLC, a Delaware limited liability company (“Landlord”), and (ii) Lionbridge Technologies, Inc., a Delaware corporation (“Tenant”).

RECITALS

A. Shorenstein Management, Inc., as Trustee of SRI Two Realty Trust, Landlord’s predecessor in interest, and Tenant are parties to that certain Lease dated as of February 13, 1997 (the “Original Lease”), as affected by those certain letter agreements dated March 28, 1997 and January 29, 1999 respectively (collectively, the “Letter Agreements”), as amended by First Amendment to Lease dated as of June 29, 1999 (“the First Amendment”), as further amended by that certain Second Amendment to Lease dated as of December 10, 1999 (the “Second Amendment”), as further amended by that certain Third Amendment to Lease dated as of September 13, 2002 (the “Third Amendment”), as further amended by that certain Fourth Amendment to Lease dated as of March 9, 2004 ((the “Fourth Amendment”, together with the Original Lease, the Letter Agreements, the First Amendment, the Second Amendment, and the Third Amendment, the “Existing Lease”), pursuant to which Tenant leases approximately 27,478 rentable square feet of space located on the second (2nd) floor (the “Premises”) of that certain office building located at 1050 Winter Street, Waltham, Massachusetts (the “Building”). Any capitalized terms used herein not otherwise defined shall have the respective meanings ascribed to them in the Existing Lease.

B. Landlord and Tenant hereby desire to amend the Existing Lease on the terms and conditions set forth in this Amendment. The Existing Lease, as amended by this Amendment, shall be referred to herein as the ‘“Lease”,

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Landlord and Tenant hereby agree as follows:

1. Extension of Lease Term. The Lease term with respect to the Premises currently expires on May 31, 2009 (the “Existing Expiration Date”). Upon the mutual execution and delivery of this Amendment, the Lease term with respect to the Premises is hereby extended from the Existing Expiration Date to May 31, 2014 (the “New Expiration Date”). The period from the first day immediately after the Existing Expiration Date through the New Expiration Date with respect to the Premises shall be referred to herein as the “Extended Term.” During the Extended Term, all references in the Existing Lease to the term “Term” with respect to the Premises shall be deemed to refer to the Extended Term, and references to “Expiration Date”

shall be deemed to refer to the New Expiration Date. The Existing Lease, as modified by this Amendment, is herein referred to collectively as the “Lease.” All capitalized terms not otherwise modified or defined herein shall have the respective same meanings ascribed to them in the Existing Lease.

2. Base Rent.

(a) From and after the mutual execution of this Amendment until the Existing Termination Date, and in addition to all other charges payable under the Lease, Tenant shall continue to pay the Monthly Rent with respect to the Premises in accordance with the terms and provisions of the Existing Lease, except that provided there is no Event of Default by Tenant existing under the Lease at any time before or during the “Waiver Period” (as hereinafter defined), the monthly installments of Monthly Rent due under the Lease is hereby waived by Landlord (“Waived Rent”) for the first three (3) full calendar months commencing on the Effective Date or, if the Effective Date is not the first day of a calendar month, on the first day the month immediately following the Effective Date (“Waiver Period”). This waiver shall not affect Tenant’s obligation to pay Tenant’s Electrical Charge, Tenant’s Share of increases in Operating Expenses and Tax Expense, or any other amounts payable by Tenant under the Lease. Commencing on the first day following the expiration of the Waiver Period. Tenant shall re-commence paying the Monthly Rent due under the Existing Lease. Notwithstanding the foregoing, in the event the Lease is terminated prior to the expiration of the Extended Term due to an Event of Default by Tenant, Tenant shall, in addition to any and all other amounts payable by Tenant pursuant to the Lease, repay the entire amount of Waived Rent to Landlord, together with interest at ten percent (10%) per annum, accruing from the date such payment would have been due through the date of repayment of such amount by Tenant.

(b) During the Extended Term, Tenant shall pay the Monthly Rent for the Premises in the amounts set forth below, in accordance with the terms of Section 5 of the Existing Lease:

Time Period	Monthly Rent	Annual Rent	Monthly Rent Per Rentable Square Foot
From June 1, 2009 through May 31, 2010	$75,564.50	$906,774.00	$33.00
From June 1, 2010 through May 31, 2011	$77,854.33	$934,252.00	$34.00
From June 1, 2011 through May 31, 2012	$80,144.17	$961,730.00	$35.00
From June 1, 2012 through May 31, 2014	$82,434.00	$989,208.00	$36.00

3. Tenant’s Share of Operating Expenses and Tax Expenses; Additional Rent. During the Extended Term, Tenant shall pay Tenant’s Share of Operating Expenses and Tax Expenses

with respect to the Premises in accordance with the terms of Section 2f and Section 7 of the Existing Lease, provided that, with respect to the Extended Term, (a) the Base Year shall be calendar year 2009, (b) the Base Tax Year shall be the fiscal tax year ending June 30, 2009, and (c) for purposes of the Lease, Tenant’s Share shall be 17.044%. During the Extended Term, Tenant shall continue to pay all other Additional Rent and other charges, including without limitation, Tenant’s Electricity Charge, accruing under the Existing Lease with respect to the Premises in the manner and at the times specified in the Existing Lease.

4. Acceptance of Premises. Tenant is currently in occupancy of the Premises and acknowledges and agrees that (a) Landlord shall have no obligation to perform any work to prepare the Premises for Tenant’s use and occupancy during the Extended Term, and (b) Tenant hereby accepts the Premises in its current condition, “AS-IS,” “WITH ALL FAULTS.” Additionally, Tenant acknowledges that Landlord has not made any representation or warranty with respect to the condition of the Premises or the Building with respect to the suitability or fitness of any of the same for the conduct of Tenant’s permitted use, its business or for any other purpose.

5. Tenant Improvement Allowance. Landlord shall make available to Tenant a one-time tenant improvement allowance (the “Allowance”) for the purchase and installation of improvements which are permanently affixed to the Premises (the “Improvements”) in an amount equal to Two Hundred Six Thousand Eighty-Five and 00/100 Dollars ($206,085.00). The construction and installation of the Improvements shall be made in accordance with the terms of Section 9 of the Existing Lease, including, without limitation, the obligation of Tenant to pay an Alterations Operations Fee as more particularly described therein. Landlord shall, within forty-five (45) days following receipt of invoices marked as paid, unconditional mechanics’ lien releases and such other information as Landlord may reasonably request with respect to the Improvements, reimburse Tenant for the hard costs incurred and paid by Tenant for the Improvements; provided, however, that in no event shall Landlord be obligated to make disbursements pursuant to this Section 5 in a total amount which exceeds the Allowance. Any portion of the Allowance not utilized by Tenant by June 1, 2010 may, after receipt of written request from Tenant, be applied against Monthly Rent due after such written request.

6. Tenant’s Electrical Charge. During the Extended Term, Tenant’s Electrical Charge in Section 2 i of the Existing Premises shall equal $41,217.00 per annum, payable in equal monthly installments of $3,434.75 per month at the times and in the manner set forth in Section 5 of the Existing Lease.

7. Option To Extend.

7.1 Grant of Option. Tenant shall have one (1) option (the “Extension Option”) to extend the term of the Lease as to the entire Premises for sixty (60) months (the “Second Extension Term”), commencing on the first day following the expiration of the Extended Term (“Extension Term Commencement Date”). The Second Extension Term shall be upon the same terms and conditions as are provided for in this Lease, as then amended, except that (a) if Tenant fails to timely exercise the Extension Option, the Extension Option shall lapse and Tenant shall have no further right to extend the Lease term, (b) there shall be no further options to extend the Lease term pursuant to this Section 7 or otherwise following the Second Extension Term, (c) Tenant shall not be entitled to any credit against Rent or any other rent concession or rent allowance or abatement of Rent, except as specifically provided in Section 7.3 below, (d) the annual Monthly Rent for the Second Extension Term shall be as provided in Section 7.2 below (but in no event shall the Monthly Rent for the Second Extension Term be less than the annual Monthly Rent in effect with respect to the entire Premises immediately prior to the date of commencement of the Second Extension Term), (e) the Base Year applicable to such Second Extension Term shall be the calendar year in which the “Adjustment Date” (defined in Section 7.2 below) occurs, (f) the Base Tax Year applicable to such Second Extension Term shall be the fiscal tax year ending June 30, 2014 , and (g) Landlord shall not be obligated to perform any improvement work within the Premises or provide Tenant any improvement allowance. The Extension Option may be exercised only by Tenant giving written notice of exercise (an “Extension Notice”) to Landlord on or before the date that is not less than twelve (12) months but not more than fifteen (15) months prior to the expiration of the Extended Term (time being of the essence). The Extension Option shall be personal to the tenant originally named in the Lease (the “Original Tenant”).

7.2 Annual Base Rent. The Monthly Rent payable for the Premises during the Second Extension Term (the “Extension Term Monthly Rent”) shall be determined on an annualized basis and be equal to (a) the rentable square feet of the Premises then subject to this Lease, multiplied by (b) the yearly FMRR (defined below) of the Premises as of the first day (an “Adjustment Date”) of the Second Extension Term, as determined in accordance with Section 7.3 below. The resulting product of the foregoing calculation will be divided by 12 to determine the Extension Term Monthly Rent.

7.3 Definition of FMRR. The “FMRR” of the Premises for the Second Extension Term shall be equal to an amount equal to the rate per rentable square foot being charged to new tenants for comparable space in the Building or, if comparable transactions do not exist in the Building, then an amount that landlords of the comparable buildings (as determined by Landlord) have agreed to accept and sophisticated nonaffiliated tenants of comparable buildings have agreed to pay, in current arms-length, nonrenewal, nonequity (i.e,, not being offered equity in the building), transactions for comparable space (in terms of condition, floor location, view and floor height) of a comparable size, for a nonrenewal term equal to the Second Extension Term and commencing as of the first day of the Second Extension Term, which annual rent per square foot shall take into account and make adjustment for the existence, timing and amount of any increases in rent following term commencement in the comparison transactions, and shall at all times take into consideration and make adjustment for all other material differences in all terms, conditions or factors applicable to the transaction in question hereunder or applicable to one or more of the comparison transactions used to determine the FMRR which a sophisticated tenant or sophisticated landlord would believe would have a material impact on a “fair market rental” determination; provided, however, that (i) the rent for all comparison transactions shall be grossed up to reflect payment of operating expenses and taxes in excess of a base year as of the year of commencement of the transaction, (ii) the presence, amount or absence of brokerage commissions in either the subject transaction or the comparison transactions shall be considered, (iii) any rent abatement or other free rent of any type provided in comparison transactions for the period of the performance of any tenant improvement work (i.e., any “construction period”) shall be disregarded, and (iv) any tenant improvements or allowance provided for in comparable transactions shall be taken into account, and the value, if any, to Tenant of any existing improvements in the Premises shall be taken into account in the calculation of the FMRR. If in determining the FMRR for a subject transaction hereunder, it is determined that free rent or cash allowances (collectively, “Concessions”) should be granted, Landlord may, at Landlord’s sole option, elect all or any portion of the following: (A) to grant some or all of the Concessions to Tenant as free rent or as an improvement allowance, or (B) to adjust the Second Extension Term Monthly Rent to be an effective rental rate which takes into consideration and deducts from monthly rent the amortized amount of the total dollar value of such Concessions, amortized on a straight line basis over the applicable Second Extension Term (in which case the Concessions so amortized shall not be granted to Tenant).

7.4 Procedure for Determining the FMRR. For purposes of determining the FMRR, the following procedure shall apply:

(A) If Tenant has timely given the Extension Notice with respect to the Second Extension Option, Landlord shall within thirty (30) days thereafter deliver to Tenant a written notice of Landlord’s determination of what the FMRR would be during the Second Extension Term (“Landlord’s Extension Rent Notice”). Within ten (10) Business Days after Tenant’s receipt of Landlord’s Extension Rent Notice, Tenant shall give Landlord a written notice (“Tenant’s Extension Response Notice”) electing either (y) to accept the FMRR set forth in Landlord’s Extension Rent Notice, in which case the FMRR shall be the FMRR set forth in Landlord’s Extension Rent Notice, or (z) to not accept Landlord’s determination of the FMRR, in which case Landlord and Tenant shall endeavor to agree upon the FMRR on or before the date that is ten (10) days after Landlord’s receipt of Tenant’s Extension Response Notice (the “Outside Agreement Date”). If Landlord and Tenant are unable to agree upon the FMRR by the Outside Agreement Date, then the FMRR shall be determined by arbitration pursuant to paragraph (B) below; provided, however that in no event shall (a) Monthly Rent payable during the first year of the Second Extension Term be less than Monthly Rent payable during the last month of the Extended Term, and (b) Base Rent during the Second Extension Term increase by less than three percent (3%) each year during the Second Extension Term. If Tenant fails to deliver Tenant’s Extension Response Notice within the ten (10) business-day period following its receipt of Landlord’s Extension Rent Notice, Tenant shall conclusively be deemed to have accepted Landlord’s determination of the FMRR as set forth in Landlord’s Extension Rent Notice.

(B) If Landlord and Tenant shall fail to agree upon the FMRR by the Outside Agreement Date, then, within ten (10) days thereafter, Tenant shall submit to Landlord Tenant’s determination of the FMRR and Landlord shall submit to Tenant Landlord’s determination of FMRR, and such determinations shall be submitted to arbitration (as Tenant’s and Landlord’s “submitted FMRR,” respectively) in accordance with the following:

(i) Landlord and Tenant shall each appoint one arbitrator who shall by profession be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Waltham, Massachusetts area, and who shall not have been employed or engaged by the appointing party during the immediately preceding two (2) year period. The determination of the arbitrators shall be limited solely to the issue as to whether Landlord’s or Tenant’s submitted FMRR is the closest to the actual FMRR, as determined by the arbitrators, taking into account the requirements of this Section 7.4. Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

(ii) The two arbitrators so appointed shall within ten (10) days of the date of the appointment of the last appointed arbitrator agree upon and appoint a third arbitrator who shall be a real estate broker who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of commercial properties in the Waltham, Massachusetts area and who shall not have been employed or engaged by Landlord or Tenant during the immediately preceding two (2) year period.

(in) The three arbitrators shall within thirty (30) days of the appointment of the third arbitrator reach a decision as to whether the parties shall use Landlord’s or Tenant’s submitted FMRR and shall notify Landlord and Tenant thereof.

(iv) The decision of the majority of the three arbitrators shall be binding upon Landlord and Tenant, shall be in writing and shall be non-appealable, and counterpart copies thereof shall be delivered to Landlord and Tenant. A judgment or order based upon such award may be entered in any court of competent jurisdiction. In rendering their decision and award, the arbitrators shall have no power to vary, modify or amend any provision of this Lease. If either Landlord or Tenant fails to appoint an arbitrator within fifteen (15) days after the applicable Outside Agreement Date, the arbitrator appointed by the other shall solely render a decision as to the FMRR, notify Landlord and Tenant thereof, and such arbitrator’s decision shall be binding upon Landlord and Tenant.

(v) If the two arbitrators fail to agree upon and appoint a third arbitrator, or both parties fail to appoint an arbitrator, then the appointment of the third arbitrator or any arbitrator shall be dismissed and the matter to be decided shall be promptly submitted to arbitration under the provisions of the American Arbitration Association, but subject to the instructions set forth in this Section 7.4.

(vi) The cost of arbitration shall be paid by Landlord and Tenant equally.

7.5 Conditions to Exercise of Extension Option. Notwithstanding any provision of this Section 7 to the contrary, at the election of Landlord, any attempted exercise by Tenant of the Extension Option shall be invalid and ineffective if, on the date of such attempted exercise, Tenant is in default under the Lease following the expiration of all applicable notice and cure periods, and any exercise of the Extension Option shall be deemed null and void and of no force and effect, at the election of Landlord, if (i) on the commencement of the Second Extension

Term, Tenant is in default under the Lease following the expiration of all applicable notice and cure periods, or (ii) there has previously been an Event of Default under the Lease more than two (2) times in any twelve (12) month period. Additionally, Tenant’s Extension Option shall terminate if (a) the Lease or Tenant’s right to possession of the Premises is terminated, (b) Tenant assigns any of its interest in the Lease or sublets any portion of the Premises, (c) Tenant fails to timely exercise its Extension Option, time being of the essence with respect to Tenant’s exercise thereof, or (d) Landlord determines, in its sole but reasonable discretion, that Tenant’s financial condition or credit worthiness has materially deteriorated since the date of this Amendment.

8. Security Deposit. Tenant has deposited with Landlord and Landlord is currently holding the sum of One hundred thirty seven thousand three hundred ninety Dollars ($137,390), as the Security Deposit under the Existing Lease and the parties agree that the Security Deposit for the Extended Term shall be the sum of Seventy five thousand, five hundred sixty five Dollars ($75,565). Within thirty days of execution of this Amendment, the amount of $61,826, representing the difference between the Security Deposit under the Existing Lease and the Security Deposit for the Extended Term, shall be returned to Tenant. Landlord shall continue to hold and apply the Security Deposit during the Extended Term in accordance with the terms of the Lease applicable thereto as security for the faithful performance by Tenant of all of Tenant’s obligations under the Lease. Notwithstanding the foregoing, the second (2nd ) paragraph of Section 6 of the Existing Lease is inapplicable to the Extended Term, and Tenant will not have any right to reduce the amount of the Security Deposit during the Extended Term. Any unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord’s option, to the last assignee of Tenant’s interest hereunder, within sixty (60) days following the New Expiration Date or following the expiration of the Second Extension Term if the Extension Option is exercised. Additionally, Landlord’s use or application of all or any portion of the Security Deposit shall not preclude or impair any other rights or remedies provided for under the Lease or under applicable law and shall not be construed as a payment of liquidated damages.

9. Address for Notices to Landlord. Notwithstanding anything to the contrary contained in the Existing Lease, the address for notices to Landlord set forth in Section 34 of the Existing Lease is hereby amended to be:

BCCC Property LLC

c/o Broadway Real Estate Partners, LLC

375 Park Avenue, 29th Floor

New York, New York 10152

Attn: National Leasing Counsel

with a copy to:

BCCC Property LLC

c/o Bay Colony Corporate Center

1000 Winter Street, Suite 1500

Waltham, Massachusetts 02451

Attention: Building Manager

and:

Goodwin Procter LLP

Exchange Place

Boston, Massachusetts 02109

Attention: Alexander A. Randall, Esq.

or such other name and address as Landlord shall, from time to time, designate.

10. Brokers. Landlord and Tenant hereby warrant to each other that they have had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment, excepting only DTZ FHO Partners (“Landlord’s Broker”) and Grubb & Ellis Company (“Tenant’s Broker,” together with Landlord’s Broker, the “Brokers”), and that they know of no other real estate broker or agent who is entitled to a commission in connection with this Amendment. Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent. The foregoing indemnity shall survive the expiration or sooner termination of the Lease. Landlord shall pay Landlord’s Broker pursuant to the terms and conditions of a separate agreement between Landlord and Landlord’s Broker and Landlord’s Broker shall pay Tenant’s Broker pursuant to a separate agreement between Landlord’s Broker and Tenant’s Broker.

11. Certification as to Lease. Tenant certifies that (a) the Existing Lease is in full force and effect, (b) there are no uncured defaults on the part of Tenant or Landlord under the Existing Lease, and (c) there are no outstanding obligations by Landlord to Tenant related to any Tenant improvements to the Premises, including, but not limited to, any tenant improvement allowance.

12. Effectiveness of Lease. The Existing Lease, except as amended hereby, remains unmodified, and the Existing Lease remains in full force and effect.

13. Authority. Tenant hereby represents and warrants to Landlord that (i) Tenant is duly organized and validly existing in good standing under the laws of Delaware, and possesses all licenses and authorizations necessary to carry on its business, (ii) Tenant has full power and authority to carry on its business, enter into this Amendment and consummate the transaction contemplated by this Amendment, (iii) the individual executing and delivering this Amendment on Tenant’s behalf has been duly authorized to do so, (iv) this Amendment has been duly executed and delivered by Tenant, (v) this Amendment constitutes a valid, legal, binding and enforceable obligation of Tenant (subject to bankruptcy, insolvency or creditor rights laws generally, and principles of equity generally), (vi) the execution, delivery and performance of this Amendment by Tenant will not cause or constitute a default under, or conflict with, the organizational documents of Tenant or any agreement to which Tenant is a party, (vii) the execution, delivery and performance of this Amendment by Tenant will not violate any applicable law, and (viii) all consents, approvals, authorizations, orders or filings of or with any court or governmental agency or body, if any, required on the part of Tenant for the execution, delivery and performance of this Amendment have been obtained or made.

14. Miscellaneous. This Amendment shall be governed by and construed in accordance with laws of the state of in which the Building is located, without giving effect to the conflict of law principles thereof. No amendment, modification, waiver or discharge of this Amendment or of the Existing Lease, or any provision hereof (including, without limitation, this sentence) or thereof shall be valid or effective unless in writing and signed by the party against whom enforcement of such amendment, modification, waiver or discharge is sought and then only to the extent set forth in such writing. This Amendment, together with the Existing Lease, contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous negotiations, representations, understandings and agreements, whether written or oral, all of which are merged into the Existing Lease, as amended by this Amendment. This Amendment shall not be construed more strictly against one (1) party than against the other merely by virtue of the fact that this Amendment may have been physically prepared by one (1) of the parties, or such party’s counsel, it being agreed that all parties and their respective counsel have mutually participated in the negotiation and preparation of this Amendment.

15. Counterparts. This Amendment may be executed in counterparts, each of which shall constitute an original, and all of which, together shall constitute one document.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the first date written above.

LANDLORD:

BCCC PROPERTY LLC, a Delaware limited liability company

By:	/s/ Jason P. Semmel
Name:	Jason P. Semmel
Title:	AUTHORIZED SIGNATORY

TENANT:

LIONBRIDGE TECHNOLOGIES, INC. a Delaware Corporation

By:	/s/ Donald Muir
Name:	Donald Muir
Title:	CFO